Exhibit 10.1
SUPPLEMENT TO RESTRICTED STOCK UNIT GRANT AGREEMENT
The Grantee and Under Armour, Inc., (the “Company”) have previously entered into an Award Agreement regarding the grant of Restricted Stock Units constituting a Performance Award (“Performance RSUs”) under the terms of the Company’s Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Plan”), as amended. In accordance with Section 3.1 of the Plan, the Committee has determined to supplement the terms of all outstanding Award Agreements for Performance RSUs, other than those Award Agreements entered into with employees of subsidiaries of the Company formed outside of the United States (each Award Agreement to be supplemented, a “Performance Award Agreement”) in order to provide certain additional vesting features for the benefit of the Grantee upon retirement. Each Performance Award Agreement is therefore amended and supplemented as follows:
A.    Section 5 of each Performance Award Agreement is supplemented as follows:

(1)
The following sentence of Section 5 is deleted in its entirety: “On the first business day after each vesting date, the Company shall deliver to Grantee the shares of stock to which the Restricted Stock Units relate.”

(2)
The following sentence is added in place of the sentence referred to in clause (1) above: “Unless otherwise specified in Section 5A, on the first business day after each vesting date, the Company shall deliver to Grantee the shares of stock to which the Restricted Stock Units relate.”

B.    Each Performance Award Agreement is supplemented to add the following Section 5A:
Notwithstanding the foregoing provisions of Section 5, in the event that the Grantee’s employment is terminated upon the occurrence of an event specified in subclauses (a) or (b) of this Section 5A, the Restricted Stock Units shall vest on the dates specified below:
(a)    In the event of the Grantee’s Retirement occurring prior to the certification of the achievement of the combined Operating Income for the Company by the Compensation Committee of the Board, all of the Restricted Stock Units shall expire and immediately be forfeited as of such date of termination; and
(b)    In the event of the Grantee’s Retirement occurring following the certification of the achievement of the combined Operating Income for the Company by the Compensation Committee of the Board, all unvested Restricted Stock Units not otherwise forfeited shall immediately vest on such date of termination; provided, however, that if the Company determines that the Grantee is a “specified employee” within the meaning of Section 409A, then to the extent any payment under this Agreement on account of the Grantee’s separation from service would be considered nonqualified deferred compensation under Section 409A, such payment shall be delayed until the earlier of (i) the date that is six months and one day after the date of such separation from employment or (ii) the date of Grantee’s death.
(c)    As used in this Section 5A, the term “Cause” shall mean the occurrence of any of the following: (a) the Grantee’s material misconduct or neglect in the performance of his or her duties; (b) the Grantee’s commission of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (c) the Grantee’s material breach of the Company’s written Code of Conduct, as in effect from time to time; (d) the Grantee’s commission of any act that results in severe harm to the Company excluding any act taken by the Grantee in good faith that he or she reasonably believed was in the best interests of the Company; or (e) the Grantee’s material breach of the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between Grantee and the Company (the “Confidentiality, Non-Compete and Non-Solicitation Agreement”) attached hereto as Attachment B. However, none of the foregoing events or conditions will constitute Cause unless the Company provides Grantee with written notice of the event or condition and thirty (30) days to cure such event or condition (if curable) and the event or condition is not cured within such 30-day period.
(d)    As used in this Section 5A, the term “Retirement” shall mean the Grantee’s voluntary termination from employment after attainment of age 60 with at least 10 years of continuous service (or after other significant service to the Company, as determined to be satisfied by the Chief Executive Officer and Chief Financial Officer of the Company in writing); provided, however, that the termination was not occasioned by a discharge for Cause.
C.    With respect to any Performance Award Agreement which, prior to this supplement, included a Section 6 entitled “Change in Control,” such Section 6 is hereby deleted in its entirety and replaced with the following:

6.	Change in Control.

(a)In the event of a Change in Control in which the Restricted Stock Units will not be continued, assumed or substituted with Substitute Awards (as defined below), the Operating Income requirements of the Target Level in Section 5(c) of this Agreement shall automatically be deemed satisfied and all of the Restricted Stock Units not otherwise forfeited shall vest immediately prior to the Change in Control.

(b)In the event of a Change in Control (i) occurring prior to the certification of the achievement of the combined Operating Income for the Company, and (ii) following which the Restricted Stock Units will be continued, assumed or substituted with Substitute Awards, the Operating Income requirements of the Target Level in Section 5(c) of this Agreement shall be automatically deemed satisfied, with such number of Substitute Awards not otherwise forfeited vesting in three equal annual installments as set forth in Section 5(c) of this Agreement, unless otherwise accelerated pursuant to Section 5A.

(c)In the event of a Change in Control (i) occurring following the certification of the achievement of the combined Operating Income for the Company, and (ii) following which the Restricted Stock Units will be continued, assumed or substituted with Substitute Awards, any Substitute Awards not otherwise forfeited shall vest in three equal annual installments as set forth in Section 5(b), 5(c) or 5(d) of this Agreement, as applicable, unless otherwise accelerated pursuant to Section 5A.

(d)If the Restricted Stock Units are substituted with Substitute Awards as set forth in subclauses (b) or (c) of this Section 6, and within 12 months following the Change in Control the Grantee is terminated by the Successor (or an affiliate thereof) without Cause (as defined above) or resigns for Good Reason, the Substitute Awards not otherwise forfeited shall immediately vest upon such termination or resignation; provided, however, that if the Company determines that the Grantee is a “specified employee” within the meaning of Section 409A, then to the extent any payment under this Agreement on account of the Grantee’s separation from service would be considered nonqualified deferred compensation under Section 409A, such payment shall be delayed until the earlier of (i) the date that is six months and one day after the date of such separation from employment, or (ii) the date of Grantee’s death.

(e)Unless otherwise specified above in Section 5A or 6(d), on the first business day after each vesting date set forth in Sections 6(a), (b), (c) or (d), as applicable, the Company shall deliver to Grantee the shares of stock to which the Restricted Stock Units or Substitute Awards relate.

(f)The following definitions shall apply to this Section 6:

i.“Good Reason” shall mean the occurrence of any of the following events: (a) a diminishment in the scope of the Grantee’s duties or responsibilities with the Company; (b) a reduction in the Grantee’s current base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites; or (c) a requirement that the Grantee relocate more than fifty (50) miles from his or her primary place of business as of the date of a Change in Control, or a significant increase in required travel as part of the Grantee’s duties and responsibilities with the Company. However, none of the foregoing events or conditions will constitute Good Reason unless (i) Grantee provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, (ii) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving such written objection, and (iii) Grantee resigns his or her employment within thirty (30) days following the expiration of such cure period.

ii.An award will qualify as a “Substitute Award” if it is assumed, substituted or replaced by the Successor with awards that, solely in the discretion of the Compensation Committee of the Board, preserves the existing value of the outstanding Restricted Stock Units at the time of the Change in Control and provides vesting and payout terms that are at least as favorable to Grantee as the vesting and payout terms applicable to the Restricted Stock Units.

iii.“Successor” shall mean the continuing or successor organization, as the case may be, following the Change in Control.

D.    Unless otherwise indicated herein, all capitalized terms used in this supplement shall have the meanings given to such terms in the Plan and the respective Performance Award Agreement.